Exhibit 10.1
SUPPLEMENTAL RETIREMENT AND DEATH BENEFITS AGREEMENT
     THIS AGREEMENT dated as of the 8th day of November, 2005, by and between EnPro Industries, Inc., a North Carolina corporation (the “Company”), and Ernest F. Schaub (the “Executive”);
WITNESSETH:
     WHEREAS, Executive participates in the following two non-qualified retirement plans sponsored by the Company: (1) the Defined Benefit Restoration Plan (the “Restoration Plan”), which provides retirement benefits that could not be accrued under the Company’s tax-qualified pension plan (the “Qualified Plan”) because of certain limitations under the Internal Revenue Code (the “Code”) applicable to tax-qualified plans; and (2) the Supplemental Executive Retirement Plan (the “SERP”), which provides for the accrual of additional retirement benefits equal to the combined benefit under the Qualified Plan and Restoration Plan for Executive’s first 15 years of service with the Company following June 1, 2002; and
     WHEREAS, Executive is fully vested in his benefits under the Restoration Plan and the SERP; and
     WHEREAS, pursuant to a Death Benefits Agreement between Executive and the Company (the “Death Benefits Agreement”), Executive’s beneficiary will receive certain death benefits if Executive dies while employed by the Company, which death benefits are in lieu of any death benefits otherwise payable by reason of Executive’s participation in the Restoration Plan and the SERP; and
     WHEREAS, the purpose of this Agreement is to provide for certain supplemental retirement and death benefits that replace the benefits Executive would have otherwise been eligible for under the Restoration Plan, the SERP and the Death Benefits Agreement in compliance with the new deferred compensation requirements of Code Section 409A; and
     WHEREAS, the Company previously purchased one or more life insurance policies on the life of Executive to finance the Company’s obligations under the Restoration Plan, the SERP and the Death Benefits Agreement, and the Company intends to use those policies to deliver the benefits to be provided under this Agreement;
     NOW THEREFORE, in consideration of the services rendered and to be rendered by Executive and of the covenants contained herein, the parties agree as follows:

     1. Supplemental Retirement Benefits Replacing Restoration Plan and SERP Benefits.
          (a) Amount and Payment of Supplemental Retirement Benefits. The single sum present value of Executive’s aggregate accrued benefit under the Restoration Plan and the SERP shall be determined as of December 1, 2005 pursuant to the provisions of Section 1(b) below. Subject to the provisions of Section 1(d) below, such single sum present value shall be paid to Executive on or before December 31, 2005. As of each subsequent December 31 or, if earlier, the date of Executive’s termination of employment with the Company, the single sum present value of the amount of the additional aggregate benefits accrued under the Restoration Plan and the SERP since the most recently preceding determination date shall be determined pursuant to the provisions of Section 1(b) below and, subject to the provisions of Section 1(d) below, paid to Executive as soon as administratively practicable after such date, but not more than 60 days thereafter. In each case, the payment shall be made by the Company delivering to Executive a life insurance policy (each, a “Policy”) having a net cash value as of the applicable determination date equal to the amount of the payment. In the Company’s discretion, the Company may require Executive to provide a restrictive endorsement with respect to each Policy limiting Executive’s access to the Policy’s cash value (through withdrawals, Policy loans, transfers or otherwise) prior to such time as reasonably required by the Company and specified in the restrictive endorsement, such restrictions not to apply beyond the date of Executive’s termination of employment with the Company. Payments under this Section 1(a) shall be in lieu of, and fully replace, any retirement benefits Executive would have otherwise become entitled to receive under the Restoration Plan or the SERP. For purposes of this Agreement, each payment under this Section 1(a) shall be referred to as a “Retirement Benefit Payment.”
          (b) Determination of Single Sum Present Value. For purposes of Section 1(a) above, the single sum present value of Executive’s Restoration Plan and SERP benefits as of December 1, 2005, and the single sum present value of the additional Restoration Plan and SERP benefits accrued from time to time thereafter, shall be determined as follows, depending on whether Executive has attained Executive’s “Earliest Retirement Age” (as defined under the Qualified Plan) as of the applicable determination date:
(i)	Earliest Retirement Age Attained. If Executive has attained Executive’s Earliest Retirement Age under the Qualified Plan as of the applicable determination date, then the present value of the aggregate Restoration Plan and SERP benefits payable with respect to such determination date shall be determined by: (A) assuming Executive then retired and commenced such benefits as soon as administratively practicable after such date; (B) if such date occurs prior to Executive’s Normal Retirement Age, reducing the amount of the assumed annuity payments for commencement prior to Normal Retirement Age in accordance with the provisions of the Qualified Plan as in effect as of the date hereof; (C) determining the single sum present value of those annuity payments using the actuarial assumptions in effect under the Qualified Plan as of the determination date used for purposes of determining the single sum value of benefits under the Qualified Plan; and (D) reducing such present value for the actuarially equivalent present value of any prior Retirement Benefit Payments under Section 1(a) above using the actuarial assumptions in effect under the Qualified Plan as of the determination date.
(ii)	Earliest Retirement Age Not Attained. If Executive has not attained Executive’s Earliest Retirement Age under the Qualified Plan as of the applicable determination date, then the present value of the aggregate Restoration Plan and SERP benefits payable with respect to such determination date shall be determined by: (A) assuming Executive then terminated employment with the Company and such benefits would commence at Executive’s Normal Retirement Age (as defined under the Qualified Plan as of the date hereof) in a singe life annuity; (B) determining the single sum present value of the those annuity payments using the actuarial assumptions in effect under the Qualified Plan as of the determination date used for purposes of determining the single sum value of benefits under the Qualified Plan; and (C) reducing such present value for the actuarially equivalent present value of any prior Retirement Benefit Payments under Section 1(a) above using the actuarial assumptions in effect under the Qualified Plan as of the determination date.
Notwithstanding the foregoing, if the Qualified Plan is terminated prior to a determination date, then the actuarial assumptions applicable under clauses (i)(C), (i)(D), (ii)(B) and (ii)(C) above shall be the actuarial assumptions that would have applied under the Qualified Plan had it continued in effect through the determination date based on the provisions of the Qualified Plan in effect at the time the Qualified Plan was terminated.
          (c) Gross-Up Payments. In addition, subject to the provisions of Section 1(d) below, Executive shall receive with each Retirement Benefit Payment a tax-gross-up payment (each, a “Gross-Up Payment”) in an amount necessary to provide Executive with sufficient cash, after all applicable taxes on the Gross-Up Payment, to pay all applicable taxes on the Retirement Benefit Payment. For purposes of calculating the amount of each Gross-Up Payment, federal and state income taxes shall be deemed to be payable by Executive at the highest marginal rate then in effect.

          (d) Code Section 162(m) Condition. Notwithstanding any provision herein to the contrary, a Retirement Benefit Payment and related Gross-Up Payment for any determination date prior to Executive’s termination of employment with the Company shall be delayed to the extent the Company reasonably anticipates that the Company’s deduction with respect to such payments otherwise would be limited or eliminated by application of Code Section 162(m); provided, however, that any such delayed payments shall be made at the earlier of (i) at the earliest date at which the Company reasonably anticipates that Company’s deduction with respect to such payments will not be limited or eliminated by application of Code Section 162(m) or (ii) as soon as administratively practicable following Executive’s termination of employment with the Company, but not more than 60 days thereafter.
          (e) Six-Month Delay For Final Payment. Notwithstanding any provision herein to the contrary, to the extent required by Code Section 409A, the final Retirement Benefit Payment under Section 1(a) above (in connection with Executive’s termination of employment with the Company) and related Gross-Up Payment shall be made on the date six months after such termination of employment.
     2. Coordination With Death Benefits Agreement. The amount of the death benefits payable under the Death Benefits Agreement shall be reduced, dollar-for-dollar, by the amount of the death benefit provided under each Policy distributed in accordance with Section 1(a) above.
     3. Miscellaneous
          (a) No provisions of this Agreement may be modified, waived or discharged, and this Agreement may not be terminated, unless such waiver, modification, discharge or termination is agreed to in a written instrument signed by Executive and the Company. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Company from terminating or amending the Qualified Plan or the Restoration Plan; provided, however, that except with Executive’s prior written consent, (i) no such termination or amendment of the Qualified Plan or the Restoration Plan shall deprive Executive of the right to receive any portion of the benefits accrued under this Agreement for benefits accrued under the Restoration Plan through the date of such termination or amendment and (ii) Executive’s benefits under the SERP for purposes of this Agreement shall continue to be determined in accordance with the provisions of the Qualified Plan, the Restoration Plan and the SERP as in effect immediately prior to such termination or amendment. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which is not set forth expressly in this Agreement. This Agreement shall not in any way be construed to modify or amend the terms and provisions of the Management Continuity Agreement between the Company and Executive as in effect from time to time.
          (b) Nothing in this Agreement shall be construed to confer upon Executive any right of continuing employment by the Company, nor shall this Agreement interfere in anyway with the right of the Company to assign Executive to other duties or responsibilities or to terminate Executive’s employment at any time.
          (c) No right to payment or any other interest under this Agreement shall be assignable by Executive or by any spouse or beneficiary and no such right or other interest shall be subject to attachment, execution or levy of any kind. This Agreement may and shall be assigned or transferred to, and shall be binding upon any successor of the Company, and such successor shall be deemed substituted for the Company under the terms of this Agreement.
          (d) This Agreement is unfunded and intended to constitute a non-qualified deferred compensation arrangement, and Executive is a member of a select group of officers and key management employees of the Company. Nothing in this Agreement shall be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to Executive or any beneficiary. To the extent that Executive or any beneficiary acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.
          (e) This Agreement is intended to comply with the requirements of Code Section 409A, and notwithstanding any provision herein to the contrary, it shall be operated, administered and construed consistent with such intent.
          (f) This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, except to the extent such laws are preempted by the laws of the United States of America.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by an officer thereunder duly authorized so to do, and Executive has accepted and executed this Agreement, all as of the day and year first above written.

ENPRO INDUSTRIES, INC.

By:	/s/ Richard C. Driscoll
Name: Richard C. Driscoll
Title: Senior Vice President — Human
Resources & Administration

“Company”

/s/ Ernest F. Schaub

Print Name: Ernest F. Schaub

“Executive”

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